UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NSJ-US. Co., Ltd.
(Name of small business issuer in our charter)

Nevada	7382	To Be Applied For
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	IRS I.D.

Kitahama Bldg., 2F, 1-7-19, Imabashi, Chuo-ku, Osaka, Japan	N/A
(Address of principal executive offices)	(Zip Code)

CORPORATE ADMINISTRATIVE SERVICES INC.
1955 BARING BLVD
SPARKS, NV 89434
(775) 358-1412
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered [1]	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee [2]
Common Stock offered by the Selling Stockholders [3]	8,028,775	$.10	$802,877.50	$92.01
__________________
(1) Estimated in accordance with Rule 457(a) of the Securities Act of 1933.
(2) Calculated under Section 6(b) of the Securities Act of 1933.
(3) Represents shares of the registrant’s common stock being registered for resale that have been issued to the selling shareholders named in this registration statement.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until we will file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PROSPECTUS

SUBJECT TO COMPLETION DATED October 11, 2011

NSJ-US. Co., Ltd.
　8,028,775 Shares of Common Stock

Selling shareholders are offering up to 8,028,775 shares of common stock.  The selling shareholders will offer their shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.    We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering.  We have agreed to pay all the costs of this offering. Selling shareholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange or the NASDAQ stock market, and is not eligible to trade on the OTC Bulletin Board.  There is no guarantee that our securities will ever trade on the OTC Bulletin Board or on any listed exchange.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 11, 2011.

SUMMARY INFORMATION AND RISK FACTORS

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

Organization

NSJ-US. Co., Ltd., or the “Company,” is a Nevada corporation formed on March 21, 2011.

Our principal executive office is located at Kitahama Bldg., 2F, 1-7-19, Imabashi, Chuo-ku, Osaka, Japan.  Tel: +81-6-4391-0370.  We have no separate U.S. office and utilize as a U.S. address that of our registered agent which is 1955 Baring Blvd., Sparks, NV 89434.

Business

Our business will be the sale of security systems and related software, including a personal emergency security system known as Robot Locator, in all areas of the world except Japan.  We have not yet sold any of these products.

These security systems and related software products are manufactured in Japan by NSJ. Co., Ltd. (“NSJ-Japan” or “Supplier”).  It was established in 2006 specializing in the development and marketing in Japan of security systems and related software including the Robot Locator,, and is located in Kitahama Bldg., 2F, 1-7-19, Imabashi, Chuo-ku, Osaka, Japan. On March 21, 2011, we signed a ten year distribution agreement with NSJ-Japan.  NSJ-Japan is a Japanese security systems and related software products development and manufacturing company owned 50.84% by Mr. Joko Toshikazu, our chairman.  NSJ-Japan is currently the primary supplier of the products we sell.  Under the distribution agreement, we are not prohibited from distributing products manufactured or supplied by entities other than the Supplier.  We issued 24,755,000 shares of common stock to NSJ-Japan as consideration for granting us the rights under the Distribution Agreement.  On September 27, 2011, we amended our Distribution agreement adding an additional five years to the term in exchange for the issuance of 14,000,000 shares of our common stock.

The prices to be paid by for Products purchased pursuant to the Distribution Agreement shall be the same price as Supplier charges other non-affiliated third party distributors or other sales made on a wholesale basis as modified from time to time in Supplier’s discretion but only if the same modification is made for other non-affiliated third party distributors or wholesale purchasers.  Supplier has further agreed that it will not require us to purchase a quantity of products in excess of that which we can reasonably afford or reasonably expect to sell in within two to three months of our purchase of the Products.

As of the date of this registration statement, we have generated no revenues.

The Offering

As of the date of this prospectus, we had 38,948,775 shares of common stock outstanding.

Selling shareholders are offering up to 8,028,775 shares of common stock.  The selling shareholders will offer their shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  We will pay all expenses of registering the securities, estimated at approximately $60,000.  We will not receive any proceeds of the sale of these securities.

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.  The following table summarizes our financial position as of July 31, 2011, and the results of our operations for the period from March 21, 2011 (date of inception) to July 31, 2011, which were derived from our audited financial statements.

Balance Sheet
July 31, 2011

Prepaid expenses	$15,000
Total assets	15,000
Due to related party	30,000
Total liabilities	31,100
Total stockholders' equity (deficit)	$(16,100)

Statement of Operations
	For the Period From		Cumulative From
	March 21, 2011		March 21, 2011
	(Date of Inception)		(Date of Inception)
	To July 31, 2011		To July 31, 2011
Net revenue	$-		$-

Expenses	21,100		21,100

Net loss	$(21,100)		$(21,100)

Net loss per common share - basic and diluted	$	*

Weighted average common equivalent
Shares outstanding - basic and diluted	24,880,000
*Less than $0.01

RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.  All material risks are discussed in this section.

Risks Related to our Business

Our generating no revenues from operations makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

As of October 1, 2011, we have no revenues generated.   As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data.  Because of the related uncertainties, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses.  If we make poor budgetary decisions as a result of unreliable data, we may never become profitable or incur losses, which may result in a decline in our stock price.

Our auditor has indicated in its report that there is substantial doubt about our ability to continue as a going concern as a result of our lack of revenues and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

Our auditor has indicated in its report that our lack of revenues raise substantial doubt about our ability to continue as a going concern.  The financial statements do not include adjustments that might result from the outcome of this uncertainty. If we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

Any decrease in the availability, or increase in the cost, of security systems and related software, including the Robot Locator, we purchase for resale could materially affect our earnings.

Our operations depend heavily on the availability of security systems and related software, including the Robot Locator, we will resell. We will purchase all of the security systems and related software products we will resell from NSJ-Japan, an affiliate. However, if NSJ-Japan is unable or unwilling to provide us with security systems and related software, including the Robot Locator, on terms favorable to us, we may be unable to resell certain products. This could result in a decrease in profit and damage to our reputation in our industry. In the event our costs of acquiring these security systems and related software products increase, we may not be able to pass these higher costs on to our customers in full or at all. Any increase in the prices for these products could materially increase our costs and therefore lower our earnings.

Our revenue will decrease if there is less demand for special use security system products.

We are subject to the general changes in economic conditions affecting the purchase of special use security system and locator products. Demand for our products is typically affected by a number of economic factors, including, but not limited to, consumer demand for the type of special use security system products we will sell and competition with other types special use electronic or other types of locator products. If there is a decline in demand for our special use security system products, our revenue will likewise decrease.

We face increasing competition from domestic and foreign companies.

The security system products industry in throughout the world is fragmented. Our ability to compete against other Japanese and international enterprises is, to a significant extent, dependent on our ability to distinguish our products from those of our competitors by providing large volumes of high quality products that appeal to consumers’ tastes and preferences at reasonable prices. Some of our competitors have been in business longer than we have and are more established. Our competitors may provide products comparable or superior to those we provide or adapt more quickly than we do to evolving industry trends or changing market requirements. Increased competition may result in price reductions, higher supplier prices, reduced margins and loss of market share, any of which could materially adversely affect our profit margins.

Our sales and reputation may be affected by product liability claims, litigation or, product recalls in relation to our products.

The sale of special use security system products involves an inherent risk of injury to consumers. We face risks associated with product liability claims, litigation, or product recalls, if our products cause injury or do not work properly. If any of our products did not work properly, and we were unable to detect this, our products could be subject to product liability claims or product recalls.

We have not procured a product liability or general liability insurance policy for our business, as the insurance industry in Japan is still in an early stage of development. To the extent that we suffer a loss of a type which would normally be covered by product liability or general liability insurance in the United States, we would incur significant expenses in defending any action against us and in paying any claims that result from a settlement or judgment against us. Product liability claims and product recalls could have a material adverse effect on the demand for our products and on our business goodwill and reputation. Adverse publicity could result in a loss of consumer confidence in our products.

General economic conditions could reduce our revenues.

General economic conditions in the world outside of Japan where we will sell have an impact on our business and financial results. The global economy in general remains uncertain. As a result, individuals and companies may delay or reduce expenditures. Weak economic conditions and/or softness in the consumer or business channels could result in lower demand for our products, resulting in lower sales, earnings and cash flows.

A conflict of interest may exist for our Chairman Joko Toshikazu due to his position and interest in us and in NSJ-Japan, our main supplier.

NSJ-Japan is a Japanese manufacturing company owned 50.84% by Mr. Joko Toshikazu, our chairman.  NSJ-Japan is the main supplier of the products we will sell.  Mr. Toshikazu may face a conflict in calculating the price the products are sold to us and the determining amount of products we purchase.  However, because Mr. Toshikazu has a fiduciary duty to us and our shareholders, he has indicated that he will assure strict adherence to this provision of the agreement and has further agreed that Supplier will not require us to purchase a quantity of products in excess of that which we can reasonably afford or reasonably expect to sell in within two to three months of our purchase of the products.

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our chairman Joko Toshikazu. If we lose his services or if he fails to perform in his current positions, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the product acquisition, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

Our management has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.

Our chairman Joko Toshikazu is responsible for the operations and reporting of our company. The requirements of operating as a small public company are new to the management team and the employees as a whole. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Our chairman and director who is primarily responsible for managing our business will devote less than full time to our business, which may impede our ability to implement our business plan.

Mr. Toshikazu, our chairman and director, will devote approximately 40% of his time to our business.  As a result, our management may not currently be able to devote the time necessary to our business to assure successful implementation of our business plan.

Risks Related to Japan

Because our supplier’s operations are located in Japan, the following risks could affect our business of our supplier and thus harm our revenues.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and the Japanese Yen.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and the Japanese Yen, and between those currencies and other currencies in which our sales may be denominated. Currently, the Japanese Yen is stronger than U.S. Dollars. For example, to the extent that we need to convert U.S. dollars into the Japanese Yen for our operational needs and should the Japanese Yen appreciate against the U.S. dollar at that time, our financial position, the business of the Company, and the price of our common stock may be harmed.

In the event that the U.S. dollars appreciate against the Japanese Yen, our costs will increase. If we cannot pass the resulting cost increase on to our customers, our profitability and operating results will suffer. In addition, if our sales to international customers grow rapidly, we are subject to the risk of foreign currency depreciation.

It may be difficult for stockholders to enforce any judgment obtained in the United States against us, which may limit the remedies otherwise available to our stockholders.

All of our assets are located outside the United States and all of our current operations are conducted in Japan.  Moreover, all of our directors and officers are nationals or residents of Japan.  All or a substantial portion of the assets of these persons are located outside the United States.  As a result, it may be difficult for our stockholders to effect service of process within the United States upon these persons.  In  addition,  there is  uncertainty  as to whether the courts of Japan would recognize or enforce  judgments of U.S. courts obtained against us or such officers and/or directors  predicated upon the civil liability  provisions  of the  securities  law of the United States or any state thereof, or be competent to hear original actions brought in Japan against us or such persons  predicated  upon the  securities  laws of the United States or any state thereof.  Further, Japan’s treaties do not provide for reciprocal recognition and enforcement of judgments of U.S. courts.

Risks Related to the Market for our Stock

Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future.

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information.  Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  We anticipate that our common stock will become a “penny stock”, and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Sales of our common stock under Rule 144 could reduce the price of our stock.

There are 16,848,775 shares of our common stock held by non-affiliates and 22,100,000 shares held by affiliates Rule 144 of the Securities Act of 1933 defines as restricted securities.

7,628,775 of our shares held by non-affiliates and 400,000 shares held by affiliates, management and non-management, are being registered in this offering, however the remaining non-affiliate shares as well as all of the remaining affiliates’ shares will still be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, none of which are independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors.  Indeed, we do not have any audit or compensation committee.  These functions are performed by the board of directors as a whole.  No members of the board of directors are independent directors.  Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Certain of our stockholders hold a significant percentage of our outstanding voting securities which could reduce the ability of minority shareholders to effect certain corporate actions.

Our officers, directors and principal shareholders are the beneficial owners of approximately 56% of our outstanding voting securities. As a result, they possess significant influence and can elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. Their ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

Special Information Regarding Forward Looking Statements

Some of the statements in this prospectus are “forward-looking statements.”  These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, among others, the factors set forth above under “Risk Factors.”  The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements.  We caution you not to place undue reliance on these forward-looking statements.  We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments.  However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer and as an issuer of penny stocks.  Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

Not applicable.  We will not receive any proceeds from the sale of shares offered by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the selling shareholders' shares.  The price of the shares we are offering was arbitrarily determined based upon the prior offering price in our private placement.  We have no agreement, written or oral, with our selling shareholders about this price.  Based upon oral conversations with our selling shareholders, we believe that none of our selling shareholders disagree with this price.  The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

•	our lack of significant revenues

•	our growth potential

•	the price we believe a purchaser is willing to pay for our stock

The offering price does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SHAREHOLDERS

The selling security holders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering.

We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling security holders. None of our selling security holders is or is affiliated with a broker-dealer in the U.S., although MITA is a registered broker/dealer in Japan. All selling security holders may be deemed underwriters.

Name of Shareholders	Total Shares Owned	Shares Registered	Remaining Shares if All Registered Shares Sold [2]	% Before Offering	% After Offering	Relationship to Us
Toshikazu Joko [1]	20,100,000	200,000	19,900,000	52%	65%	Officer/Director since inception; Principal shareholder and Management of Distributor
Tatsuo Nakanishi	2,000,000	200,000	1,800,000	5%	6%
OWL. Koa Co.,Ltd., Yousuke Tonmitsu principal	1,300,000	200,000	1,100,000	3%	4%
Norito Kawata	1,000,000	200,000	800,000	3%	3%
Katsumori Tonmitsu	1,000,000	200,000	800,000	3%	3%
Isao Fumiyama	1,000,000	200,000	800,000	3%	3%
Jinkyuu Hong	1,000,000	200,000	800,000	3%	3%
Hideaki Honma	1,000,000	200,000	800,000	3%	3%
Shinichi Abe	1,000,000	200,000	800,000	3%	3%
Tadao Wamoto	1,000,000	200,000	800,000	3%	3%
MITA SECURITIES Co., Ltd., Kunihiro Mita principal	1,000,000	200,000	800,000	3%	3%
Yoshihiko Fujita	500,000	200,000	300,000	1%	1%
Takako Yamada	500,000	200,000	300,000	1%	1%
Makito Junsai	500,000	200,000	300,000	1%	1%
Kazuhiko Nakao	500,000	200,000	300,000	1%	1%
Toshihiro Tanaka	420,000	200,000	220,000	1%	1%
Hiroshi Higuchi	300,000	200,000	100,000	1%	*
Yoshiharu Wakura	300,000	200,000	100,000	1%	*
Masahiro Nakagawa	250,000	200,000	50,000	1%	*
Hideaki Yonemura	250,000	200,000	50,000	1%	*	Employee of Distributor
Suguru Kimura	200,000	200,000	0	1%	*
Noriko Tanaka	200,000	200,000	0	1%	*
Tatsuhiro Kino	200,000	200,000	0	1%	*
Kazuki Iimura	200,000	200,000	0	1%	*
Toshimichi Ikeda	200,000	200,000	0	1%	*
Office M Limited Company, Kaoru Kariya principal	200,000	200,000	0	1%	*
Hideyuki Wakabayashi	150,000	150,000	0	*	*
Takahisa Sato	150,000	150,000	0	*	*
Masayuki Kitano	150,000	150,000	0	*	*
Katsuya Nakamoto	120,000	120,000	0	*	*
Tokutaro Kawai	110,000	110,000	0	*	*
Katsumi Tomie	100,000	100,000	0	*	*
Yasuhiro Sukeitsu	100,000	100,000	0	*	*
Toru Miyo	100,000	100,000	0	*	*
Yukio Kato	100,000	100,000	0	*	*
Shinji Nagase	100,000	100,000	0	*	*
Takashi Kubouchi	100,000	100,000	0	*	*
Yuriko Tanaka	100,000	100,000	0	*	*
Tsutomu Ota	100,000	100,000	0	*	*
Shigeo Toyooka	100,000	100,000	0	*	*
Hideaki Takano	100,000	100,000	0	*	*	Management of Distributor
Toshimitsu Makai	100,000	100,000	0	*	*
Akiko Nakamiya	100,000	100,000	0	*	*
Masayo Iimura	100,000	100,000	0	*	*
Takanobu Okazaki	100,000	100,000	0	*	*
Kouji Shimada	100,000	100,000	0	*	*
Shunsaku Morita	100,000	100,000	0	*	*
Sumiyo Nakanishi	100,000	100,000	0	*	*	Employee of Distributor
I Knowledge Inc. Kazuki Iimura principal	100,000	100,000	0	*	*
Tetsurou Asahi	75,000	75,000	0	*	*
Kazuo Tamatani	50,000	50,000	0	*	*
Hiroaki Umeda	30,000	30,000	0	*	*
Michael Williams	181,275	181,275	0	*	*	Attorney since formation and continuing
M. Brandon Williams	6,250	6,250	0	*	*	Affiliate of Attorney
Maggie Ensley Williams	6,250	6,250	0	*	*	Affiliate of Attorney
Total	38,948,775	8,028,775	30,920,000
____________
[1] Includes 300,000 shares owned by Venus Holdings Limited Company, Toshikazu Joko principal.
[2] Assuming sale of all shares registered hereunder.

Share Issuances

The selling security holders acquired their shares by purchase exempt from registration under Regulation S of the 1933 Act and under Section 4(2) of the 1933 Act in exempt transactions as follows:

Upon formation, we issued, under Regulation S, 24,755,000 shares of common stock to NSJ. Co., Ltd. as consideration for granting us the rights under the Distribution Agreement.  Simultaneously, under Regulation S, NSJ. Co., Ltd. dividended these shares out to its shareholders, all of whom were citizens or residents of Japan pro rata based upon their share ownership in NSJ. Co., Ltd.  We valued these shares at $0 as the value of the distribution rights on the books of NSJ Co., Ltd. was $0.

Upon formation, we issued 112,500 shares of common stock to our U.S. attorney and 6,250 shares each to two of his affiliates for legal services.  We valued these shares at $.04 for aggregate consideration of $5,000 based upon based on comparable work performed by the attorney for other clients.

On September 27, 2011, we issued 14,000,000 additional shares of common stock to NSJ. Co., Ltd. as consideration for granting us the rights under the Distribution Agreement for five additional years.  Simultaneously, under Regulation S, NSJ. Co., Ltd. dividended these shares out to its shareholders, all of whom were citizens or residents of Japan, to equalize the distribution on pro rata based upon their share ownership in NSJ. Co., Ltd at September 27, 2011.  We valued these shares at $0 as the value of the distribution rights on the books of NSJ Co., Ltd. was $0.

On September 27, 2011, we issued 68,775 additional shares of common stock to our U.S. attorney for legal services as provided in our engagement agreement with the attorney.  We valued these shares at $.04 for aggregate consideration of $2,751 based upon based on comparable work performed by the attorney for other clients.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

·	None of these issuances involved underwriters, underwriting discounts or commissions;

·	We placed Regulation “S” required restrictive legends on all certificates issued;

·	No offers or sales of stock under the Regulation “S” offering were made to persons in the United States;

·	No direct selling efforts of the Regulation “S” offering were made in the United States.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

·	None of these issuances involved underwriters, underwriting discounts or commissions.

·	Restrictive legends were and will be placed on all certificates issued as described above.

·	The distribution did not involve general solicitation or advertising.

·	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

·	Access to all our books and records.

·	Access to all material contracts and documents relating to our operations.

·	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

Blue Sky

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption”. This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market.  No market may ever develop for our common stock, or if developed, may not be sustained in the future.  Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 8,028,775 shares of common stock. The selling shareholders will offer their shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

The securities offered by this prospectus will be sold by the selling shareholders. Selling shareholders in this offering may be considered underwriters.  We are not aware of any underwriting arrangements that have been entered into by the selling shareholders. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the over the counter bulletin board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person. We have instructed our selling shareholders that they may not purchase any of our securities while they are selling shares under this registration statement.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment to this registration statement disclosing such matters.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We anticipate that after this registration statement is declared effective, market makers will enter “piggyback” quotes and our securities will thereafter trade on the OTC Bulletin Board.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually.  A majority vote of the directors who are in office is required to fill vacancies.  Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our director and executive officer is as follows:

Name	Age	Position
Joko Toshikazu	53	Chairman of the Board, President, Treasurer and Secretary

Mr. Toshikazu joined us as Chairman of the Board, President, Treasurer and Secretary upon formation in March 2011.  Since June 2006, he has been President and CEO of NSJ. Co., Ltd., our main supplier.  He received a Bachelor of Economics in April 1980 from Osaka University of Economics/Department of Economics.

Mr. Toshikazu, our chairman and director, will devote approximately 40% of his time to our business.  As a result, our management may not currently be able to devote the time necessary to our business to assure successful implementation of our business plan.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

• Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

• Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

• Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

• Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

• Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

• Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

• Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.  The business address of the shareholders is Kitahama Bldg., 2F, 1-7-19, Imabashi, Chuo-ku, Osaka, Japan.

Name	Number of Shares of Common stock [2]	Percentage
Joko Toshikazu [1]	20,100,000	51.61%
Tatsuo Nakanishi	2,000,000	5.13%
All executive officers and directors as a group [1 person]	22,100,000	56.74%
_______________
[1]  Includes 300,000 shares owned by Venus Holdings Limited Company, Toshikazu Joko principal.
[2]  Assumes none of the 200,000 shares owned by Mr. Toshikazu and 200,000 owned by Mr. Nakanishi being registered hereunder are sold.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 38,948,775 shares of common stock outstanding as of July 31, 2011.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 100,000,000 shares of common stock with $.001 par value per share. As of the date of this registration statement, there were 38,948,775 shares of common stock issued and outstanding held by 56 shareholders of the record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or windup , the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock in series as fixed by the Directors with a par value of $0.001 per share. As of the date of this registration statement, there are no preferred shares outstanding.

Preferred stock may be issued in series with preferences and designations as the Board of Directors may from time to time determine. The board may, without shareholders approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of our common shareholders and may assist management in impeding an unfriendly takeover or attempted changes in control. There are no restrictions on our ability to repurchase or reclaim our preferred shares while there is any arrearage in the payment of dividends on our preferred stock.

INTEREST OF NAMED EXPERTS

The financial statements for the period from inception to July 31, 2011 included in this prospectus have been audited by Meyler & Company LLC. who are independent certified public accountants, to the extent and for the periods set forth in their report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Williams Law Group, P.A., Tampa, Florida. Michael T. Williams, principal of Williams Law Group, P.A., and two of his affiliates collectively own 193,775 shares of our common stock, all of which are being registered in this offering.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Nevada, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Organization

NSJ-US. Co., Ltd., or the “Company,” is a Nevada corporation formed on March 21, 2011.

Our principal executive office is located at Kitahama Bldg., 2F, 1-7-19, Imabashi, Chuo-ku, Osaka, Japan.  Tel: +81-6-4391-0370. We have no separate U.S. office and utilize as a U.S. address that of our registered agent which is 1955 Baring Blvd., Sparks, NV 89434.

Business

Our business will be the sale of security systems and related software, including a personal emergency security system known as Robot Locator, in all areas of the world except Japan.  We have not yet sold any of these products.

These security systems and related software products are manufactured in Japan by NSJ. Co., Ltd. (“NSJ-Japan” or “Supplier”).  It was established in 2006 specializing in the development and marketing in Japan of security systems and related software including the Robot Locator,, and is located in Kitahama Bldg., 2F, 1-7-19, Imabashi, Chuo-ku, Osaka, Japan. On March 21, 2011, we signed a ten year distribution agreement with NSJ-Japan.  NSJ-Japan is a Japanese security systems and related software products development and manufacturing company owned 50.84% by Mr. Joko Toshikazu, our chairman.  NSJ-Japan is currently the primary supplier of the products we sell.  Under the distribution agreement, we are not prohibited from distributing products manufactured or supplied by entities other than the Supplier.  We issued 24,755,000 shares of common stock to NSJ-Japan as consideration for granting us the rights under the Distribution Agreement.  On September 27, 2011, we amended our Distribution agreement adding an additional five years to the term in exchange for the issuance of 14,000,000 shares of our common stock.

The prices to be paid by for Products purchased pursuant to the Distribution Agreement shall be the same price as Supplier charges other non-affiliated third party distributors or other sales made on a wholesale basis as modified from time to time in Supplier’s discretion but only if the same modification is made for other non-affiliated third party distributors or wholesale purchasers.  Supplier has further agreed that it will not require us to purchase a quantity of products in excess of that which we can reasonably afford or reasonably expect to sell in within two to three months of our purchase of the Products.

As of the date of this registration statement, we have generated no revenues.

Robot Locater

The Robot Locator™ is a Japanese-patented physical tracking system for individuals, much in the same way of a product like “LoJack” for automobiles.

The Robot Locator System consists of a hand-held device, a controller which receives emergency signals, as well as customizable and extendable software which sends information to our monitoring room which alerts local police or similar security officers to head to the scene.

The Primary technology is RFID technology with identification information.  RFID means Radio-frequency identification.  It is an automatic identification method, relying on storing and remotely retrieving data using devices called RFID tags or transponders.

There are two types of Robot Locator: hand-held type and in-vehicle type.

•	Hand-held type with emergency button
o	Retail price: US$200.00

•	In-vehicle type
o	Electrical power is provided from cigar socket.
o	Retail price : US$200.00

There are three types of receivers for the Robot Locator, one indoor and two outdoor.

•	Indoor type
o	Retail price: US$3,000

•	Outdoor type receiver - We have two types of outdoor use receiver, and choice of type depends on installation site.
o	Retail price: US$4,500

We don’t provide monitoring service. Employee of our client or local security company will monitor.

When  we sell outside of Japan, we will advise the way of operation of monitoring by no charge.

To date, our supplier has sold 2,000 Robot Monitor systems and is currently monitoring 3,000 individuals.

Customers

We anticipate that we will sell our products to car rental company, car dealer, local security companies and individuals desiring security monitoring systems.

Markets

We will sell our products in throughout the world except Japan.

Marketing

Our products will be sold directly by our officers, directors and employees to customers and potential customers.  We will locate these customers primarily by personal contacts or referrals.  We may establish a website to sell our products.  We may also attend foreign trade shows.

Our Competition and Our Market Position

Competition within the security systems industry is intense. We will compete with both large scale enterprises and smaller scale private companies. In addition, we also face competition from international security systems resellers.  Many of our competitors have substantially greater financial, marketing, personnel and other resources than we do.

Our major competitors are companies providing personal guard services such as SECOM Co., Ltd. in Japan. We are small compared to most of our competitors.

We compete with these and other suppliers based upon the quality of our products, low cost management, management’s knowledge of the industry, and professional service.  Further, compared to usual security systems relying heavily on manpower, our solutions using Robot Locator realize:

•	effective utilization of manpower
•	cost effectiveness and easy installation
•	convenient technology
•	instant and accurate locator to identify who/where with low price
•	easy incident prevention and alarm system

Research and Development

We have not incurred research and development expenses in the last two fiscal years.

Our Intellectual Property

We have no intellectual property. The Robot Locator™ is subject to a registered trademark by our Supplier in Japan. The Registration number is 5179895. The date of grant is November 14, 2008 and the expiration date is November 14, 2028.   Our Supplier also have a patent for the product in Japan. The patent number is 4142062. The date of grant is June 20, 2008 and the expiration date is June 20, 2028.

Our Employees

Our only employees are our management who for now will handle all of our sales and management duties.  We have no collective bargaining agreement with our employees.  We consider our relationship with our employees to be excellent.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and other financial information included in this Form S-1.

Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking.  Forward-looking statements are, by their very nature, uncertain and risky.  These risks and uncertainties include international, national, and local general economic and market conditions; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; change in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; the risk of foreign currency exchange rate; and other risks that might be detailed from time to time in our filing with the Securities and Exchange Commission.

Although the forward-looking statements in this Registration Statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them.  Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Overview

NSJ-US. Co., Ltd., or the “Company,” is a Nevada corporation formed on March 21, 2011.

Our principal executive office is located at Kitahama Bldg., 2F, 1-7-19, Imabashi, Chuo-ku, Osaka, Japan.  Tel: +81-6-4391-0370. We have no separate U.S. office and utilize as a U.S. address that of our registered agent which is 1955 Baring Blvd., Sparks, NV 89434.

Business

Our business will be the sale of security systems and related software, including a personal emergency security system known as Robot Locator, in all areas of the world except Japan.  We have not yet sold any of these products.

These security systems and related software products are manufactured in Japan by NSJ. Co., Ltd. (“NSJ-Japan” or “Supplier”).  It was established in 2006 specializing in the development and marketing in Japan of security systems and related software including the Robot Locator,, and is located Kitahama Bldg., 2F, 1-7-19, Imabashi, Chuo-ku, Osaka, Japan.  On March 21, 2011, we signed a ten year distribution agreement with NSJ-Japan.  NSJ-Japan is a Japanese security systems and related software products development and manufacturing company owned 50.84% by Mr. Joko Toshikazu, our chairman.  NSJ-Japan is currently the primary supplier of the products we sell.  Under the distribution agreement, we are not prohibited from distributing products manufactured or supplied by entities other than the Supplier.  We issued 38,755,000 shares of common stock to NSJ-Japan as consideration for granting us the rights under the Distribution Agreement.

The prices to be paid by for Products purchased pursuant to the Distribution Agreement shall be the same price as Supplier charges other non-affiliated third party distributors or other sales made on a wholesale basis as modified from time to time in Supplier’s discretion but only if the same modification is made for other non-affiliated third party distributors or wholesale purchasers.  Supplier has further agreed that it will not require us to purchase a quantity of products in excess of that which we can reasonably afford or reasonably expect to sell in within two to three months of our purchase of the Products.

From March 21, 2011 through July 31, 2011 we did not generate any sales revenue.

Results of Operations

For the period from March 21, 2011 to July 31, 2011:

Revenue

Since our company started on March 21, 2011, there was no revenue generated as of July 31, 2011.

Cost of Revenue

Since our company started on March 21, 2011, there was no cost of goods sold incurred as of July 31, 2011.

Expense

Our expenses consist of selling, general and administrative expenses as follows:

As of July 31, 2011, there was a total of $21,100 operating expenses as follows:

Operating Expense

Professional Fees
Legal fee	$20,000
Total Professional Fees	20,000
Registration Fee	1,100
Total Expense	$21,100

Income & Operation Taxes

We are subject to income taxes in the U.S.

We paid no income taxes in USA for the fiscal year ended July 31, 2011 due to the net operation loss in the USA.

Net Loss

We incurred net losses of $21,000 for the period from March 21, 2011 to July 31, 2011.

Commitments and Contingencies

On March 21, 2011, we signed a ten year distribution agreement with NSJ-Japan.  NSJ-Japan is a Japanese security systems and related software products development and manufacturing company owned 50.84% by Mr. Joko Toshikazu, our chairman.  NSJ-Japan is currently the primary supplier of the products we sell.  Under the distribution agreement, we are not prohibited from distributing products manufactured or supplied by entities other than the Supplier.  We issued 24,755,000 shares of common stock to NSJ-Japan as consideration for granting us the rights under the Distribution Agreement.  On September 27, 2011, we amended our Distribution agreement adding an additional five years to the term in exchange for the issuance of 14,000,000 shares of our common stock.

The prices to be paid by for Products purchased pursuant to the Distribution Agreement shall be the same price as Supplier charges other non-affiliated third party distributors or other sales made on a wholesale basis as modified from time to time in Supplier’s discretion but only if the same modification is made for other non-affiliated third party distributors or wholesale purchasers.  Supplier has further agreed that it will not require us to purchase a quantity of products in excess of that which we can reasonably afford or reasonably expect to sell in within two to three months of our purchase of the Products.

Pursuant to the Company's legal agreement, the Company is committed to pay $15,000 upon filing of a registration statement and $15,000 upon approval of a registration statement with the SEC.

Liquidity and Capital Resources

At July 31, 2011

Current Ratio *	0.48/1
Cash	-
Working Capital	$(16,100)
Total Assets	$15,000
Total Liabilities	$31,100

Total Equity	$(16,100)

Total Debt/Equity **	(1.93)

__________________
*Current Ratio = Current Assets /Current Liabilities
** Total Debt / Equity = Total Liabilities / Total Shareholders Equity.

The Company had cash and cash equivalents of $0 at July 31, 2011 and the working capital of $(16,100) with liabilities of $31,100.

Until we generate operating revenues or receive other financing, all our costs, which we will incur irrespective of our business development activities, including bank service fees and those costs associated with SEC requirements associated with going and staying public, estimated to be approximately $60,000 in connection with this registration statement and thereafter less than $75,000 annually.  There is no dollar limit to the amount he has agreed to provide.  If we fail to meet these requirements, we will be unable to secure a qualification for quotation of our securities on the over the counter bulletin board, or if we have secured a qualification, may lose the qualification and our securities would no longer trade on the over the counter bulletin board. Further, if we fail to meet these obligations and as a consequence we fail to satisfy our SEC reporting obligations, investors will now own stock in a company that does not provide the disclosure available in quarterly and annual reports filed with the SEC and investors may have increased difficulty in selling their stock as we will be non-reporting.

In addition, we will need to secure a minimum of $400,000 in funds to finance our business in the next 12 months, in addition to the funds which will be used to go and stay public, which funds will be used for business development and sales and marketing. However in order to become profitable we may still need to secure additional debt or equity funding. We hope to be able to raise additional funds from an offering of our stock in the future. However, this offering may not occur, or if it occurs, may not raise the required funding. We do not have any plans or specific agreements for new sources of funding, except for the anticipated loans from management as described above, or any planned material acquisitions.

On March 21, 2011, we entered into a Funding Agreement with Joko Toshikazu, our president and Director (“Lender”) to provide operational and going and staying public funding for us as follows:

1.  FUNDING

The Company requires and will continue to require funding for the Company for its operations and for the Company’s going and staying public in the U.S., including but not limited to legal, accounting, EDGAR, filing, corporate and other fees and expenses (the “Funding”).  Lender agrees to provide all Funding needed by the Company for its operations and for the Company’s going and staying public in the U.S. on the terms and conditions set forth in the Agreement.

2.  TERM

The term of the Agreement began as of the date of this Agreement and terminates when the Company generates operating revenues or receives other financing in amounts necessary to fund its operations and for the Company’s going and staying public in the U.S., including but not limited to legal, accounting, EDGAR, filing, corporate and other fees and expenses.

3.  FUNDING TERMS

The Funding will be provided by Lender on a non-interest bearing basis due upon demand.  There is no limit on the amount of Funding which must be provided under the Agreement, and Lender agrees to provide all needed Funding.  Lender further represents that he has sufficient liquid assets to meet all of Funding obligations under the Agreement.

Our lack of revenues raises substantial doubt about our ability to continue as a going concern.  The financial statements do not include adjustments that might result from the outcome of this uncertainty and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

DESCRIPTION OF PROPERTY

We have no separate U.S. office and utilize as a U.S. address that of our registered agent which is 1955 Baring Blvd., Sparks, NV 89434.

Our business office address in Japan is Kitahama Bldg., 2F, 1-7-19, Imabashi, Chuo-ku, Osaka, Japan.  It is in space supplied by our Supplier at no charge.

The property is adequate for our current needs.  We do not intend to renovate, improve, or develop properties.  We are not subject to competitive conditions  for  property  and currently  have  no property to insure.  We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages.  Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 21, 2011, we signed a ten year distribution agreement with NSJ-Japan.  NSJ-Japan is a Japanese security systems and related software products development and manufacturing company owned approximately 51% by Mr. Joko Toshikazu, our chairman.  NSJ-Japan is currently the primary supplier of the products we sell.  Under the distribution agreement, we are not prohibited from distributing products manufactured or supplied by entities other than the Supplier.  We issued 24,755,000 shares of common stock to NSJ-Japan as consideration for granting us the rights under the Distribution Agreement.  On September 27, 2011, we amended our Distribution agreement adding an additional five years to the term in exchange for the issuance of 14,000,000 shares of our common stock.

The prices to be paid by for Products purchased pursuant to the Distribution Agreement shall be the same price as Supplier charges other non-affiliated third party distributors or other sales made on a wholesale basis as modified from time to time in Supplier’s discretion but only if the same modification is made for other non-affiliated third party distributors or wholesale purchasers.  Supplier has further agreed that it will not require us to purchase a quantity of products in excess of that which we can reasonably afford or reasonably expect to sell in within two to three months of our purchase of the Products.

We entered into a funding agreement with Juko Toshikazu (“Lender”), a related party.  This agreement stipulates that the Lender will provide all funds necessary to continue operations in the United States until we have sufficient operating revenues or receives other financing in amounts necessary to fund its operations.  The funding will be provided by the Lender on a non-interest bearing basis due upon demand.  There is no limit on the amount of funding which must be provided under the agreement, and the Lender agrees to provide all needed funding.  The Lender distributed $30,000 to us during the period ended July 31, 2011.  The amount due to the lender at July 31, 2011 is $30,000.

Except as set forth above, we have not entered into any material transactions with any director, executive officer, and promoter, beneficial owner of five percent or more of our common stock, or family members of such persons.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained.  A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.

Penny Stock Considerations

Our shares will be "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

• Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

• Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

• Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

• Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded.  In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.  Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of Common Stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our Common Stock.  We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this Prospectus, no filing has been made.  Based upon our counsel's prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for FINRA to issue a trading symbol and allow sales of our Common Stock under Rule 144.

Sales of our common stock under Rule 144.

There are 16,848,775 shares of our common stock held by non-affiliates and 22,100,000 shares held by affiliates Rule 144 of the Securities Act of 1933 defines as restricted securities.

7,828,775 of our shares held by non-affiliates and 400,000, however the remaining non-affiliate shares as well as all of the remaining affiliates’ shares will still be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we had 56 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future.  We plan to retain any future earnings for use in our business.  Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

As a result of this offering and assuming the registration statement is declared effective until before July 31, 2011, as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through July 31, 2011, including a Form 10-K for the year ended July 31, 2011, assuming this registration statement is declared effective before that date.  At or prior to July 31, 2011, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on July 31, 2011.  If we do not file a registration statement on Form 8-A at or prior to July 31, 2011, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1.  For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

We have not paid any compensation to our executive officers and we have no agreements or understandings, written or oral, to pay him compensation.

Board of Directors

Director Compensation

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Joko Toshikazu	0	0	0	0	0	0	0

We have no compensation arrangements (such as fees for retainer, committee service, service as chairman of the board or a committee, and meeting attendance) with directors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

FINANCIAL STATEMENTS

NSJ-US. CO., LTD
(A Development Stage Company)

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
NSJ-US. Co., Ltd.

We have audited the accompanying balance sheets of NSJ-US. Co., Ltd. (a Development Stage Company) as of July 31, 2011, and the related statement of operations, stockholders’ equity (deficit), and cash flows for the period from March 21, 2011 (Date of Inception) to July 31, 2011. NSJ-US. Co., Ltd.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NSJ-US. Co., Ltd. as of July 31, 2011 and the results of its operations and its cash flows for the period from March 21, 2011 (Date of Inception) to July 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company is a development stage company which has not commenced operations and has no revenues. These conditions raise substantial doubt about its ability to continue as a going concern.  Management’s plans regarding these matters are also described in Note 1.  The accompanying financial statements do not include any adjustments that may result from the outcome of this uncertainty.

/s/ Meyler & Company, LLC

Middletown, New Jersey
October 7, 2011

NSJ-US. CO., LTD
(A Development Stage Company)
BALANCE SHEET
AS OF JULY 31, 2011

ASSETS

CURRENT ASSETS:
Prepaid expenses	$15,000
Total current assets	$15,000

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	1,100
Due to related party	30,000
Total current liabilities	31,100

TOTAL LIABILITIES	31,100

COMMITMENTS AND CONTINGENCIES (NOTE 5)

STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock, $0.01 par value, 10,000,000 shares authorized,
none issued and outstanding	-
Common stock, $0.01 par value, 100,000,000 shares authorized,
24,880,000 issued and outstanding	24,880
Additional paid-in capital	(19,880)
Deficit accumulated during development stage	(21,100)
Total stockholders' equity (deficit)	(16,100)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$15,000

The accompanying notes are an integral part of these financial statements.

NSJ-US. CO., LTD
(A Development Stage Company)
STATEMENTS OF OPERATIONS

	For the Period From		Cumulative From
	March 21, 2011		March 21, 2011
	(Date of Inception)		(Date of Inception)
	To July 31, 2011		To July 31, 2011

Net revenue	$-		$-

Expenses	21,100		21,100

Net loss	$(21,100)		$(21,100)

Net loss per common share - basic and diluted	$	*

Weighted average common equivalent
shares outstanding - basic and diluted	24,880,000

* Less than $0.01

The accompanying notes are an integral part of these financial statements.

NSJ-US. CO., LTD
(A Development Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE PERIOD FROM MARCH 21, 2011 (DATE OF INCEPTION) TO JULY 31, 2011
						Deficit
						Accumulated
						During	Total
	Preferred Stock		Common Stock		Additional	Development	Stockholders'
	Shares	Amount	Shares	Amount	Paid-in-capital	Stage	Equity (Deficit)
Balance, March 21, 2011	-	$-	-	$-	$-	$-	$-

Issued 125,000 common shares for legal fees	-	-	125,000	125	4,875	-	5,000
Issued 24,755,000 common shares for distribution rights	-	-	24,755,000	24,755	(24,755)	-	-
Net loss	-	-	-	-	-	(21,100)	(21,100)

Balance, July 31, 2011	-	$-	24,880,000	$24,880	$(19,880)	$(21,100)	$(16,100)

The accompanying notes are an integral part of these financial statements.

NSJ-US. CO., LTD
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

	For the Period From	Cumulative From
	March 21, 2011	March 21, 2011
	(Date of Inception)	(Date of Inception)
	To July 31, 2011	To July 31, 2011

CASH FLOWS TO OPERATING ACTIVITIES:
Net loss	$(21,100)	$(21,100)
Adjustment to reconcile net loss to net cash
used in operating activities
Common stock issued for services	5,000	5,000
Changes in operating assets and liabilities
Increase in prepaid expenses	(15,000)	(15,000)
Increase in accounts payable	1,100	1,100
Increase in due to related party	30,000	30,000
Net cash used in operating activities	-	-

NET INCREASE IN CASH & CASH EQUIVALENTS	-	-

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	-	-

CASH & CASH EQUIVALENTS, ENDING BALANCE	$-	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$-	$-
Income taxes paid	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING:
Issued 24,755,000 common stock for distribution rights	$-	$-

The accompanying notes are an integral part of these financial statements.

NSJ-US. Co., Ltd.
(A Development Stage Company)
Notes To Financial Statements
For The Period From March 21, 2011 (Date of Inception) to July 31, 2011

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

History

NSJ-US. Co., Ltd. (the “Company”), a development stage company, was incorporated under the laws of the State of Nevada on March 21, 2011 and operating out of Japan. The Company is in the development stage as defined in Accounting Standards Codification (“ASC”) Topic 915, “Development Stage Entities.” The fiscal year end is July 31.

Going Concern and Plan of Operation

The Company is in the development stage and has not earned any revenues from operations to date. These conditions raise substantial doubt about its ability to continue as a going concern.  The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Management’s plans are to sell security systems and related software under its distribution agreement and to obtain funding under a funding agreement with Juko Toshikazu, a related party. This agreement stipulates that the Juko Toshikazu will provide all funds necessary to continue operations in the United States until the Company has sufficient operating revenues or receives other financing in amounts necessary to fund its operations. The funding will be provided by Juko Toshikazu on a non-interest bearing basis due upon demand. There is no limit on the amount of funding which must be provided under the agreement, and the Lender agrees to provide all needed funding.  Failure to have sufficient sales of the security systems and related software or to failure of Juko Toshikazu  to provide the necessary funding under the funding agreement could adeversely affect the Company’s financial position and results of operations.  See note 4

Income Taxes

The Company uses the liability method of accounting for income taxes pursuant to ASC Topic 740, “Income Taxes.”  Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of temporary differences between the tax basis of the assets and liabilities and their financial amounts at year-end.

For federal income tax purposes, substantially all startup and organizational expenses must be deferred until the Company commences business.  The Company may elect a limited deduction of up to $5,000 in the taxable year in which the trade or business begins.  The $5,000 must be reduced by the amount of startup costs in excess of $50,000.  The remainder of the expenses not deductible must be amortized over a 180-month period beginning with the month in which the active trade or business begins.  These expenses will not be deducted for tax purposes and will represent a deferred tax asset.  The Company will provide a valuation allowance in the full amount of the deferred tax asset since there is no assurance of future taxable income.  Tax deductible losses can be carried forward for 20 years until utilized.

NSJ-US. Co., Ltd.
(A Development Stage Company)
Notes To Financial Statements
For The Period From March 21, 2011 (Date of Inception) to July 31, 2011

Earnings per Common Share

Earnings per share is calculated in accordance with the ASC Topic 260, “Earnings Per Share.”  Basic earnings per share is calculated dividing income available to common stockholders by the weighted average number of common shares outstanding.  Diluted earnings per share is based on the assumption that all dilutive convertible shares and stock options and warrants were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, warrants and options are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.  As of July 31, 2011, the Company did not have any potential dilutive securities.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

Recently Issued Accounting Pronouncements

The Company has adopted all recently issued accounting pronouncements.  The adoption of the accounting pronouncements including those not yet effective is not anticipated to have a material effect on the operations of the Company.

NOTE 2 - STOCKHOLDERS' EQUITY

Shares

The Company has 100,000,000 authorized shares of common stock and 10,000,000 authorized shares of preferred stock.  The common and/or preferred Stock of the Company may be issued from time to time without prior approval by the stockholders.  The common and/or preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.  The Board of Directors may issue such share of common and/or preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.

Preemptive Rights and Assessment of Shares

Holders of Common Stock or Preferred Stock of the corporation shall not have any preference, preemptive right or right of subscription to acquire shares of the corporation authorized, issued, or sold, or to be authorized, issued or sold, or to any obligations or shares authorized or issued or to be authorized or issued, and convertible into shares of the corporation, nor to any right of subscription thereto, other than to the extent, if any, the Board of Directors in its sole discretion, may determine from time to time.

Common Stock Issuances

The Company’s common stock, after the amount of the subscription price has been fully paid, in money, property or services, as the directors shall determine, shall not be subject to assessment to pays the debts of the corporation, nor for any other purpose, and no Common Stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended to provide for such assessment.

NSJ-US. Co., Ltd.
(A Development Stage Company)
Notes To Financial Statements
For The Period From March 21, 2011 (Date of Inception) to July 31, 2011

On March 21, 2011, the Company issued 125,000 shares of common stock to pay legal fees.  The value of these services was deemed to be $5,000 or $0.04 per share based on comparable work performed by the attorney.

On March 21, 2011, the Company issued 24,755,000 shares of common stock to NSJ Co., Ltd. as consideration for granting the Company distribution rights.  The value of the distribution rights on the books of NSJ Co., Ltd. at the date of the purchase was 0.  Therefore, the Company assigned $0 to this transaction.

NOTE 3 – DISTRIBUTION AGREEMENT

On March 21, 2011, the Company entered into a distribution agreement with NSJ. Co., Ltd., a Japanese supplier who is a related party.  The agreement gives the company the right to distribute NSJ. Co., Ltd.’s product throughout the world excluding Japan.  The Company issued 24,755,000 shares of common stock valued at $0 as consideration for these distribution rights.  The distribution agreement is for 10 years.  After 10 years the Company may renew the distribution rights on a yearly basis.  The agreement sets forth that the Company, as a representative of NSJ. Co., Ltd. will be responsible for advertising, customer relations, and product support.

NOTE 4 - RELATED PARTY TRANSACTIONS

The Company entered into a funding agreement with Juko Toshikazu (“Lender”), a related party.  This agreement stipulates that the Lender will provide all funds necessary to continue operations in the United States until the Company has sufficient operating revenues or receives other financing in amounts necessary to fund its operations.  The funding will be provided by the Lender on a non-interest bearing basis due upon demand.  There is no limit on the amount of funding which must be provided under the agreement, and the Lender agrees to provide all needed funding.  The Lender distributed $30,000 to the Company during the period ended July 31, 2011.  The amount due to the lender at July 31, 2011 is $30,000.

Officers and directors control approximately 56% of the outstanding common stock of the company.  As such, the officers and directors have the effective power to control the vote on significant matters.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

Pursuant to the Company's legal agreement, the Company is committed to pay $15,000 upon filing of a registration statement and $15,000 upon approval of a registration statement with the SEC.

NOTE 6 - SUBSEQUENT EVENTS

On September 27, 2011, we amended our Distribution agreement adding an additional five years to the term in exchange for the issuance of 14,000,000 shares of our common stock.

On September 27, 2011, the Company issued 68,775 additional shares of common stock to the Company’s U.S. attorney for legal services as provided in the engagement agreement with the attorney.  The Company valued these shares at $.04 for aggregate consideration of $2,751 based upon based on comparable work performed by the attorney for other clients.

The Company has evaluated all subsequent events that occurred up to the time of the Company's issuance of its financial statements.

PROSPECTUS

SUBJECT TO COMPLETION DATED October 11, 2011

NSJ-US. CO., LTD.

Selling shareholders are offering up to 19,748,775 shares of common stock.  The selling shareholders will offer their shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board or Pick Sheet Exchange and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until January 9, 2012 (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Articles of Incorporation provide that no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except for the payment of dividends in violation of Hong Kong Japan law.  Our Bylaws provide, in pertinent part, that the Company shall indemnify any person made a party to or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or of any corporation which such person served as such at the request of the Company, against expenses reasonably incurred by, or imposed on, such person in connection with, or resulting from, the exercise of such action, suit, proceeding or appeal thereon, except with respect to matters as to which it is adjudged in such action, suit or proceeding that such person was liable to the Company, or such other corporation, for negligence or misconduct in the performance of such persons duties as a director or officer of the Company.  The determination of the rights of such indemnification and the amount thereof may be made, at the option of the person to be indemnified, by (1) order of the Court or administrative body or agency having jurisdiction over the matter for which indemnification is being sought; (2) resolution adopted by a majority of a quorum of our disinterested directors; (3) if there is no such quorum, resolution adopted by a majority of the committee of stockholders and disinterested directors of the Company; (4) resolution adopted by a majority of the quorum of directors entitled to vote at any meeting; or (5) Order of any Court having jurisdiction over the Company.  Such right of indemnification is not exclusive of any other right which such director or officer may have, and without limiting the generality of such statement, they are entitled to their respective rights of indemnification under any bylaws, agreement, vote of stockholders, provision of law, or otherwise in addition to their rights under our Bylaws.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT

SEC Registration Fee*	$4
Legal Fees and Expenses	30,000
Accounting Fees and Expenses*	20,000
Miscellaneous	10,000
Total*	$60,004
______
* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

Upon formation, we issued, under Regulation S, 24,755,000 shares of common stock to NSJ. Co., Ltd. as consideration for granting us the rights under the Distribution Agreement.  Simultaneously, under Regulation S, NSJ. Co., Ltd. dividended these shares out to its shareholders, all of whom were citizens or residents of Japan pro rata based upon their share ownership in NSJ. Co., Ltd.  We valued these shares at $0 as the value of the distribution rights on the books of NSJ Co., Ltd. was $0.

Upon formation, we issued 112,500 shares of common stock to our U.S. attorney and 6,250 shares each to two of his affiliates for legal services.  We valued these shares at $.04 for aggregate consideration of $5,000 based upon based on comparable work performed by the attorney for other clients.

On September 27, 2011, we issued 14,000,000 additional shares of common stock to NSJ. Co., Ltd. as consideration for granting us the rights under the Distribution Agreement for five additional years.  Simultaneously, under Regulation S, NSJ. Co., Ltd. dividended these shares out to its shareholders, all of whom were citizens or residents of Japan, to equalize the distribution on pro rata based upon their share ownership in NSJ. Co., Ltd at September 27, 2011.  We valued these shares at $0 as the value of the distribution rights on the books of NSJ Co., Ltd. was $0.

On September 27, 2011, we issued 68,775 additional shares of common stock to our U.S. attorney for legal services as provided in our engagement agreement with the attorney.  We valued these shares at $.04 for aggregate consideration of $2,751 based upon based on comparable work performed by the attorney for other clients.
We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

·	None of these issuances involved underwriters, underwriting discounts or commissions;

·	We placed Regulation “S” required restrictive legends on all certificates issued;

·	No offers or sales of stock under the Regulation “S” offering were made to persons in the United States;

·	No direct selling efforts of the Regulation “S” offering were made in the United States.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

·	None of these issuances involved underwriters, underwriting discounts or commissions.

·	Restrictive legends were and will be placed on all certificates issued as described above.

·	The distribution did not involve general solicitation or advertising.

·	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

·	Access to all our books and records.

·	Access to all material contracts and documents relating to our operations.

·	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBIT

Item 3
	1	Articles of Incorporation – NSJ-US. Co., Ltd.
	2	Bylaws - NSJ-US. Co., Ltd.

Item 4
	1	Form of common stock Certificate of the NSJ-US. Co., Ltd. (1)

Item 5
	1	Legal Opinion of Williams Law Group, P.A.

Item 10
	1	Distribution Agreement with NSJ-Japan
	2	Amendment to Distribution Agreement with NSJ-Japan
	3	Funding Agreement

Item 23
	1	Consent of Meyler & Company, LLC.
	2	Consent of Williams Law Group, P.A. (included in Exhibit 5.1)

All other Exhibits called for by Rule 601 of Regulation  SK are not applicable to this filing.
_____
(1) Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant toRule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Japan on October 11, 2011.

NSJ-US. Co., Ltd.
By:

Title	Name	Date	Signature
Principal Executive Officer	Joko Toshikazu	October 11, 2011	/s/ Joko Toshikazu

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	NAME	TITLE	DATE
/s/ Joko Toshikazu	Joko Toshikazu	Principal Executive Officer and Director	October 11, 2011